UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

January 24, 2007  (January 30, 2007)

Date of report  (Date of earliest event reported)

Hexcel Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	1-8472	94-1109521
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901-3238
(Address of Principal Executive Offices and Zip Code)

(203) 969-0666
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Cash Bonus Plan for 2007

On January 24, 2007, the Compensation Committee of our Board of Directors (the “Compensation Committee”) adopted the performance goals to be used to determine cash bonuses for 2007 under the Hexcel Corporation Management Incentive Compensation Plan (“MICP”) for all MICP participants.  The financial performance goal is based on the attainment of certain levels of adjusted consolidated EBITDA.

Each of our five most highly compensated executive officers (“Named Executive Officers” or “NEOs”) has a target cash bonus opportunity for 2007 under the MICP equal to a percentage of base salary: 100% for our Chairman, Chief Executive Officer and President; 55% for each of our Executive Vice President and Chief Financial Officer and our Senior Vice President, General Counsel and Secretary; 60% for the President of our Composites business and 50% for the President of our Reinforcements business.  Actual awards can range from zero to 200% of the target opportunity depending on the Compensation Committee’s determination regarding the degree to which performance goals are achieved.  The aggregate cash bonus award for our Chief Executive Officer is based 100% on the attainment of adjusted consolidated EBITDA.  The aggregate cash bonus award for all other employees who participate in the MICP, including all other NEOs, is based on attainment of adjusted consolidated EBITDA (70%) and individual performance objectives (30%).

Annual Long-Term Equity Incentive Grants

On January 29, 2007 we granted our annual long term incentive equity awards to all executives and a group of key employees.  Each NEO received stock options, restricted stock units (RSUs) and performance based awards (PBAs) pursuant to agreements with Hexcel.  Each type of award was granted on substantially the same terms under which the corresponding award for 2006 was granted, except that the performance measure used for the PBAs granted in 2007 is return on net capital employed to be measured over the two year period ending December 31, 2008.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEXCEL CORPORATION

January 30, 2007
/s/ Ira J. Krakower
Ira J. Krakower
Senior Vice President